F.N.B. Corporation Reports First Quarter of 2022 Earnings
Successfully completed the acquisition of Howard Bancorp, Inc. and announces a $150 million share repurchase program

PITTSBURGH, PA – April 18, 2022 – F.N.B. Corporation (NYSE: FNB) reported earnings for the first quarter of 2022 with net income available to common stockholders of $51.0 million, or $0.15 per diluted common share. Comparatively, first quarter of 2021 net income available to common stockholders totaled $91.2 million, or $0.28 per diluted common share, and fourth quarter of 2021 net income available to common stockholders totaled $96.5 million, or $0.30 per diluted common share.

On an operating basis, the first quarter of 2022 earnings per diluted common share (non-GAAP) was $0.26, excluding $47.8 million (pre-tax) in Howard Bancorp, Inc. (Howard) merger-related significant items and $4.2 million (pre-tax) in branch consolidation costs. On an operating basis, the first quarter of 2021 was $0.28 per share, and the fourth quarter of 2021 was $0.30 per share, excluding $0.8 million (pre-tax) of significant items in the fourth quarter of 2021.

“Driven by the successful execution of our growth strategy and continuing our positive momentum, F.N.B. Corporation produced high-quality first quarter results with operating earnings per share of $0.26,” said F.N.B. Corporation Chairman, President and Chief Executive Officer, Vincent J. Delie, Jr. “During the first quarter, we grew revenue by 3.4% largely by an expansion in net interest income and overall loan growth while maintaining solid asset quality and growing loan pipelines. Loan balances, excluding PPP, increased 8.2% on a linked-quarter basis, and loan balances, excluding PPP and Howard loans as of the acquisition date, increased 4.3% annualized. FNB's Board of Directors approved a new $150 million share repurchase program providing additional flexibility to effectively manage capital and benefit our shareholders. Our strong capital levels, proactive risk management and conservatively underwritten balance sheet combined with the experience of our management team favorably positions FNB as we continue to successfully navigate a challenging environment.”

First Quarter 2022 Highlights
(All comparisons refer to the first quarter of 2021, except as noted)
•On January 22, 2022, the acquisition of Howard was completed, adding loans and deposits with estimated fair values of $1.8 billion for both measures to the balance sheet. The acquisition-related systems conversions were successfully completed in February and integration is proceeding as planned.
•Period-end total loans and leases, excluding Paycheck Protection Program (PPP) loans, increased $3.6 billion, or 15.7%, as commercial loans and leases increased $2.2 billion, or 14.4%, and consumer loans increased $1.4 billion, or 18.1%. PPP loans totaled $179.6 million at March 31, 2022, compared to $2.5 billion as of March 31, 2021.
•On a linked-quarter basis, excluding PPP, period-end total loans increased $2.0 billion, or 8.2%, with commercial loans and leases increasing $1.3 billion, or 7.9%, and consumer loans increasing $753.8 million, or 8.9%. PPP loans totaled $179.6 million at March 31, 2022, compared to $336.6 million as of December 31, 2021. Excluding PPP and Howard acquired loans as of the acquisition date, period-end loans and leases (non-GAAP) increased $259.7 million, or 4.3% annualized, on a linked-quarter basis, including an increase of $81.7 million in commercial loans and leases and $178.0 million in consumer loans.

•Total average deposits grew $3.6 billion, or 12.4%, led by increases in average non-interest-bearing deposits of $2.0 billion, or 22.2%, and average interest-bearing demand deposits of $1.6 billion, or 11.7%, partially offset by a decrease in average time deposits of $0.6 billion, or 16.3%. Average deposit growth reflected inflows from the Howard acquisition, PPP activities and organic growth in new and existing customer relationships, as well as current customer preferences to maintain larger balances in their deposit accounts and shift balances into more liquid accounts. Excluding Howard, average deposits (non-GAAP) grew $2.3 billion, or 7.8%.
•Net interest income increased $11.2 million, or 5.0%, to $234.1 million primarily due to the benefit of growth in earning assets.
•On a linked-quarter basis, the net interest margin (FTE) (non-GAAP) increased 6 basis points to 2.61%, as the earning asset yield increased 3 basis points and the cost of funds decreased 3 basis points. The total impact of PPP, purchase accounting accretion, and higher cash balances on net interest margin was a decrease of 13 basis points, down slightly from 14 basis points the prior quarter.
•Non-interest income was $78.3 million, a decrease of $4.5 million, or 5.4%, driven by lower contributions from mortgage banking due to the increasing interest rate environment, partially offset by strong contributions from wealth management and insurance commissions and fees, as well as higher service charges reflecting increased customer activity.
•The annualized net charge-offs to total average loans ratio was 0.03%, compared to 0.11%, with continued favorable asset quality trends across the loan portfolio.
•Common Equity Tier 1 (CET1) regulatory capital ratio was 10.0% (estimated), compared to 9.9% at December 31, 2021, and 10.0% at March 31, 2021. Tangible book value per common share (non-GAAP) increased $0.08, or 1.0%, to $8.09. Accumulated other comprehensive income/loss (AOCI) reduced the tangible book value per common share by $0.57 as of March 31, 2022, primarily due to the impact of higher interest rates on the fair value of available-for-sale (AFS) securities, compared to a $0.16 reduction as of March 31, 2021. As part of the Howard acquisition, we issued 34,074,495 shares of common stock at $12.99 in exchange for 18,930,329 shares of Howard common stock.
•During the first quarter of 2022, the Company repurchased 2.2 million shares of common stock at a weighted average share price of $13.25 for a total of $29.8 million. In April 2022, the Board of Directors authorizes a $150 million share repurchase to our program.

Non-GAAP measures referenced in this release are used by management to measure performance in operating the business that management believes enhances investors' ability to better understand the underlying business performance and trends related to core business activities. Reconciliations of non-GAAP operating measures to the most directly comparable GAAP financial measures are included in the tables at the end of this release. For more information regarding our use of non-GAAP measures, please refer to the discussion herein under the caption, Use of Non-GAAP Financial Measures and Key Performance Indicators.

Quarterly Results Summary	1Q22	4Q21	1Q21
Reported results
Net income available to common stockholders (millions)	$51.0	$96.5	$91.2
Net income per diluted common share	0.15	0.30	0.28
Book value per common share (period-end)	15.19	15.81	15.27
Pre-provision net revenue (reported) (millions)	85.0	120.7	120.9
Operating results (non-GAAP)
Operating net income available to common stockholders (millions)	$92.0	$97.1	$91.2
Operating net income per diluted common share	0.26	0.30	0.28
Tangible common equity to tangible assets (period-end)	7.18%	7.36%	7.06%
Tangible book value per common share (period-end)	$8.09	$8.59	$8.01
Pre-provision net revenue (operating) (millions)	$117.8	$121.5	$120.9
Average diluted common shares outstanding (thousands)	348,926	323,025	324,745
Significant items impacting earnings[1] (millions)
Pre-tax merger-related expenses	$(28.6)	$(0.8)	$—

After-tax impact of merger-related expenses	(22.6)	(0.7)	—
Pre-tax provision expense related to acquisition	(19.1)	—	—
After-tax impact of provision expense related to acquisition	(15.1)	—	—
Pre-tax branch consolidation costs	(4.2)	—	—
After-tax impact of branch consolidation costs	(3.3)	—	—
Total significant items pre-tax	$(51.9)	$(0.8)	$—
Total significant items after-tax	$(41.0)	$(0.7)	$—

(1) Favorable (unfavorable) impact on earnings.

First Quarter 2022 Results – Comparison to Prior-Year Quarter
(All comparisons refer to the first quarter of 2021, except as noted)

Net interest income totaled $234.1 million, an increase of $11.2 million, or 5.0%, compared to $222.9 million, as total average earning assets increased $3.3 billion, or 10.1%, including a $1.5 billion increase in average cash balances largely attributed to the impact from PPP activity, $912.3 million increase in average securities, as well as $786.0 million increase in average loans and leases. The growth in average earning assets was partially offset by the repricing impact on earning asset yields, mitigated by the lower cost of interest-bearing deposit accounts and improved funding mix with a reduction in higher-cost borrowings and growth in non-interest bearing deposit accounts.

The net interest margin (FTE) (non-GAAP) declined 14 basis points to 2.61%, as the yield on earning assets decreased 26 basis points to 2.83%, primarily reflecting the lower yields on variable-rate loans and investment securities and the effect of higher average cash balances on the mix of earning assets. Partially offsetting the lower earning asset yields, the total cost of funds improved 14 basis points to 0.22%, reflecting an improved funding mix and a 17 basis point reduction in interest-bearing deposit costs, including a shift in customers' preferences to maintain larger deposit account balances and shift funds into more liquid accounts. The total impact of PPP, purchase accounting accretion, and higher cash balances on net interest margin was a decrease of 13 basis points, compared to a benefit of 5 basis points in the year-ago quarter.

Average loans and leases totaled $26.2 billion, an increase of $786.0 million, or 3.1%. Excluding PPP loans, average total loans and leases increased $2.8 billion, or 12.2%, including growth of $1.7 billion in commercial loans and leases ($0.9 billion from Howard) and $1.1 billion in consumer loans ($0.4 billion from Howard). The increase in average commercial loans and leases, excluding PPP, included $0.8 billion, or 16.4%, in commercial and industrial loans and $0.8 billion, or 8.5%, in commercial real estate balances driven by a combination of the Howard acquisition and organic loan origination activity. Commercial origination activity was led by the Pittsburgh and Mid-Atlantic markets. Average consumer loans increased $1.1 billion, or 14.1%, with a $655.2 million increase in residential mortgages and a $468.2 million increase in direct installment loans driven by a combination of the Howard acquisition and organic loan origination activity.

Average deposits totaled $33.0 billion with growth in average non-interest-bearing demand deposits of $2.0 billion, or 22.2%, and average interest-bearing demand deposits of $1.6 billion, or 11.7%, partially offset by a decline in time deposits of $0.6 billion, or 16.3%. The growth in average deposits reflected inflows from the Howard acquisition, PPP activities and organic growth in new and existing customer relationships. The loan-to-deposit ratio was 79.2% at March 31, 2022, compared to 84.1% at March 31, 2021, as deposit growth outpaced loan growth. Additionally, the funding mix continued to improve with non-interest-bearing deposits growing to 35% of total deposits, compared to 33% as of March 31, 2021.

Non-interest income totaled $78.3 million, a decrease of $4.5 million, or 5.4%, compared to the first quarter of 2021. Mortgage banking operations income decreased $9.1 million as secondary market revenue and mortgage held-for-sale pipelines normalized from significantly elevated levels given the sharp increase in mortgage rates. Service charges increased $3.7 million, or 13.2%, as the year-ago quarter reflected lower customer activity due to the pandemic. Wealth management revenues increased 9.1% led by strong trust income of $10.3 million, that increased $1.3 million, or 13.9%, primarily from record organic sales activity.

Non-interest expense totaled $227.4 million, increasing $42.6 million, or 23.0%. On an operating basis, non-interest expense totaled $194.6 million, an increase of $9.8 million, or 5.3%, compared to the first quarter of 2021, excluding $28.6 million of merger-related expenses and $4.2 million of branch consolidation costs in the first quarter of 2022. On an operating basis, salaries and benefits increased $4.8 million, or 4.5%, due to annual merit increases, higher medical costs, higher employer-paid payroll taxes and the acquired Howard expense base. Included in salaries and employee benefits in the first quarter of 2022 and 2021 was $6.2 million and $5.6 million, respectively, related to normal seasonal long-term compensation expense. The efficiency ratio (non-GAAP) equaled 60.7%, compared to 58.7% reflecting lower PPP and purchase accounting accretion income compared to a year ago.

The ratio of non-performing loans, 90 days past due, and other real estate owned (OREO) to total loans and OREO decreased 24 basis points to 0.44%. Total delinquency decreased 14 basis points to 0.66%, compared to 0.80% at March 31, 2021, demonstrating positive asset quality trends across the portfolio.

The provision for credit losses was $18.0 million, compared to $5.9 million in the first quarter of 2021. The provision for credit losses in the first quarter of 2022 included $19.1 million of initial provision for non-PCD loans associated with the Howard acquisition. Net charge-offs for the first quarter of 2022 were $1.9 million, or 0.03% annualized of total average loans, compared to $7.1 million, or 0.11% annualized, in the first quarter of 2021. The ratio of the allowance for credit losses (ACL) to total loans and leases decreased 4 basis points to 1.38%. Excluding PPP loans that do not carry an ACL due to a 100% government guarantee, the ACL to total loans and leases ratio equaled 1.39% and 1.57% at March 31, 2022, and 2021, respectively, directionally consistent with improved credit metrics.

The effective tax rate was 20.9%, compared to 18.9% in the first quarter of 2021, with the increase driven by higher state income taxes and nondeductible merger-related expenses resulting from the Howard acquisition.

The CET1 regulatory capital ratio was 10.0% (estimated), compared to 10.0% at March 31, 2021. Tangible book value per common share (non-GAAP) increased to $8.09 at March 31, 2022, an increase of $0.08, or 1.0%, from $8.01 at March 31, 2021. AOCI reduced the current quarter tangible book value per common share by $0.57, compared to $0.16 in the year-ago quarter, primarily due to the increase in unrealized losses on AFS securities resulting from the higher interest rate environment. During the first quarter of 2022, the Company repurchased 2.2 million shares of common stock at a weighted average share price of $13.25 for a total of $29.8 million.

First Quarter 2022 Results – Comparison to Prior Quarter
(All comparisons refer to the fourth quarter of 2021, except as noted)

Net interest income totaled $234.1 million, an increase of $10.8 million, or 4.8%, from the prior quarter total of $223.3 million, primarily due to growth in average earning assets and benefits from the higher interest rate environment, partially offset by the $4.2 million decreased contribution from PPP. The resulting net interest margin (FTE) (non-GAAP) increased 6 basis points to 2.61%. The total impact of PPP, purchase accounting accretion, and higher cash balances on net interest margin was a reduction of 13 basis points, compared to a reduction of 14 basis points in the prior quarter.

Total average earning assets increased $1.4 billion, or 4%, to $36.6 billion. The total yield on earning assets increased 3 basis points to 2.83%, due to higher yields on investments and variable-rate loans.

The total cost of funds decreased 3 basis points to 0.22% from 0.25%, as the cost of interest-bearing deposits improved 3 basis points to 0.14%.

Average loans and leases totaled $26.2 billion as average commercial loans and leases increased $919.4 million and average consumer loans increased $584.9 million, compared to the fourth quarter of 2021. The average commercial loans and leases included growth of $777.2 million, or 7.9%, in commercial real estate and $130.0 million, or 2.2%, in commercial and industrial loans. The increases reflect the Howard acquisition as well as commercial origination activity led by the Pittsburgh and North and South Carolina markets. Consumer loan growth reflected average residential mortgages increasing $393.0 million, or 10.8%, average direct home equity installment balances increasing $170.4 million, or 7.4%, and average consumer lines of credit increasing $35.3 million, or 2.8%. The consumer loan growth was driven by a combination of the Howard acquisition and organic loan origination activity. Excluding PPP and Howard acquired loans as of the acquisition date, period-end loans and leases (non-GAAP) increased $259.7 million, or 4.3% annualized, on a linked-quarter basis, including an increase of $81.7 million in commercial loans and leases and $178.0 million in consumer loans.

Average deposits totaled $33.0 billion, increasing $1.3 billion, or 4.1%, driven by an increase in non-interest-bearing deposits of $524.9 million, or 4.9%, interest-bearing demand deposits of $508.3 million, or 3.5%, and savings balances of $289.5 million, or 8.1%. This growth reflected the Howard acquisition, as well as continued organic growth in households and account balances, partially offset by a decline in time deposits of $10.5 million, or 0.4%. The loan-to-deposit ratio was 79.2% at March 31, 2022, compared to 78.7% at December 31, 2021.

Non-interest income totaled $78.3 million, essentially flat from the prior quarter total of $79.0 million. Insurance commissions and fees increased $2.3 million, or 42.6%, largely driven by normal seasonality. Wealth management increased $1.1 million, or 7.6%, led by an 8.5% increase in trust services and 5.8% increase in securities commissions and fees. Mortgage banking operations income increased $0.7 million, or 12.0%. Included in mortgage banking operations income was a $2.3 million recovery for MSR valuation, compared to a $1.0 million recovery in the fourth quarter of 2021, offset by the impacts of higher interest rates and the seasonal reduction in the mortgage held-for-sale pipeline and lower secondary market revenue. Capital markets income was $7.1 million, a decrease of $2.4 million, or 25.3%, from elevated levels in the fourth quarter. Bank-owned life insurance decreased $1.2 million, or 31.8%, primarily due to life insurance claims in the prior quarter.

Non-interest expense totaled $227.4 million, an increase of $45.8 million, or 25.2%. On an operating basis, non-interest expense increased $13.9 million, or 7.7%, compared to the prior quarter, excluding merger-related expenses of $28.6 million and branch consolidation costs of $4.2 million in the first quarter of 2022 and merger-related expenses of $0.8 million in the fourth quarter of 2021. On an operating basis, salaries and employee benefits increased $8.1 million, or 7.8%, primarily related to normal seasonal long-term compensation expense of $6.2 million in the first quarter of 2022, as well as seasonally higher employer-paid payroll taxes and the acquired Howard expense base. Occupancy and equipment increased $3.1 million, or 10.1%, due primarily to higher seasonal utilities costs. Bank shares and franchise taxes increased $2.3 million due to the recognition of state tax credits in the prior quarter. The efficiency ratio (non-GAAP) equaled 60.7%, compared to 58.1%, reflecting lower PPP and purchase accounting accretion income than the prior quarter.

The ratio of non-performing loans, 90 days past due, and OREO to total loans and OREO remained at very good levels, slightly increasing 3 basis points to 0.44%. Total delinquency slightly increased 5 basis points to 0.66%, compared to 0.61% at December 31, 2021.

The provision for credit losses was $18.0 million, including the $19.1 million initial provision for non-PCD loans associated with the Howard acquisition, compared to a net benefit of $2.4 million in the prior quarter, with continued strong underlying portfolio credit trends. Net charge-offs totaled $1.9 million, or

0.03% annualized of total average loans and leases, compared to $1.4 million, or 0.02% annualized. The ratio of the ACL to total loans and leases was unchanged at 1.38% as of March 31, 2022, and December 31, 2021.

The effective tax rate was 20.9%, compared to 20.0% for the fourth quarter of 2021.

The CET1 regulatory capital ratio was 10.0% (estimated), stable from December 31, 2021. Tangible book value per common share (non-GAAP) was $8.09 at March 31, 2022, a decrease of $0.50 per share from December 31, 2021. AOCI reduced the current quarter-end tangible book value per common share by $0.57 driven by increased unrealized losses on AFS securities caused by the higher interest rate environment, compared to $0.19 at the end of the prior quarter. During the first quarter of 2022, the Company repurchased 2.2 million shares of common stock at a weighted average share price of $13.25 for a total of $29.8 million.

Use of Non-GAAP Financial Measures and Key Performance Indicators
To supplement our Consolidated Financial Statements presented in accordance with GAAP, we use certain non-GAAP financial measures, such as operating net income available to common stockholders, operating earnings per diluted common share, return on average tangible equity, return on average tangible common equity, operating return on average tangible common equity, return on average tangible assets, tangible book value per common share, the ratio of tangible equity to tangible assets, the ratio of tangible common equity to tangible assets, average deposits, excluding Howard average deposits, loans and leases, excluding PPP loans and Howard loans as of the acquisition date, excluding PPP loans, allowance for credit losses to loans and leases, excluding PPP loans, non-performing loans to loans and leases excluding PPP loans, non-performing loans and 90 days past due and OREO to loans and leases plus OREO excluding PPP loans, net loan charge-offs to average loans and leases excluding PPP loans, past due and non-accrual loans excluding PPP loans to loans and leases excluding PPP loans, pre-provision net revenue to average tangible common equity, efficiency ratio, and net interest margin (FTE) to provide information useful to investors in understanding our operating performance and trends, and to facilitate comparisons with the performance of our peers. Management uses these measures internally to assess and better understand our underlying business performance and trends related to core business activities. The non-GAAP financial measures and key performance indicators we use may differ from the non-GAAP financial measures and key performance indicators other financial institutions use to assess their performance and trends.

These non-GAAP financial measures should be viewed as supplemental in nature, and not as a substitute for, or superior to, our reported results prepared in accordance with GAAP. When non-GAAP financial measures are disclosed, the Securities and Exchange Commission's (SEC) Regulation G requires: (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. Reconciliations of non-GAAP operating measures to the most directly comparable GAAP financial measures are included later in this release under the heading “Reconciliations of Non-GAAP Financial Measures and Key Performance Indicators to GAAP.”

Management believes items such as merger expenses, provision expense related to acquisitions and branch consolidation costs are not organic to run our operations and facilities. These items are considered significant items impacting earnings as they are deemed to be outside of ordinary banking activities. The merger expenses and branch consolidation costs principally represent expenses to satisfy contractual obligations of the acquired entity or closed branch without any useful ongoing benefit to us. These costs are specific to each individual transaction and may vary significantly based on the size and complexity of the transaction.

To facilitate peer comparisons of net interest margin and efficiency ratio, we use net interest income on a taxable-equivalent basis in calculating net interest margin by increasing the interest income earned on tax-exempt assets (loans and investments) to make it fully equivalent to interest income earned on taxable investments (this adjustment is not permitted under GAAP). Taxable-equivalent amounts for the 2022 and 2021 periods were calculated using a federal statutory income tax rate of 21%.

Cautionary Statement Regarding Forward-Looking Information
This document may contain statements regarding F.N.B. Corporation’s outlook for earnings, revenues, expenses, tax rates, capital and liquidity levels and ratios, asset quality levels, financial position and other matters regarding or affecting our current or future business and operations. These statements can be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve various assumptions, risks and uncertainties which can change over time. Actual results or future events may be different from those anticipated in our forward-looking statements and may not align with historical performance and events. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance upon such statements. Forward-looking statements are typically identified by words such as "believe," "plan," "expect," "anticipate," "intend," "outlook," "estimate," "forecast," "will," "should," "project," "goal," and other similar words and expressions. We do not assume any duty to update forward-looking statements, except as required by federal securities laws.

FNB’s forward-looking statements are subject to the following principal risks and uncertainties:

•Our business, financial results and balance sheet values are affected by business, economic and political circumstances, including, but not limited to: (i) developments with respect to the U.S. and global financial markets; (ii) actions by the Federal Reserve Board, Federal Deposit Insurance Corporation, U.S. Treasury Department, Office of the Comptroller of the Currency and other governmental agencies, especially those that impact money supply, market interest rates or otherwise affect business activities of the financial services industry; (iii) a slowing of the U.S. economic environment; (iv) inflation concerns; (v) the impacts of tariffs or other trade policies of the U.S. or its global trading partners; and (vi) the sociopolitical environment in the United States.
•Business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through effective use of systems and controls, third-party insurance, derivatives, and capital management techniques, and to meet evolving regulatory capital and liquidity standards.
•Competition can have an impact on customer acquisition, growth and retention, and on credit spreads, deposit gathering and product pricing, which can affect market share, loans, deposits and revenues. Our ability to anticipate, react quickly and continue to respond to technological changes and COVID-19 challenges can also impact our ability to respond to customer needs and meet competitive demands.
•Business and operating results can also be affected by widespread natural and other disasters, pandemics, including the impact of the COVID-19 pandemic crisis and post pandemic return to normalcy, global events, including the Ukraine-Russia conflict, dislocations, including shortages of labor, supply chain disruptions and shipping delays, terrorist activities, system failures, security breaches, significant political events, cyber attacks or international hostilities through impacts on the economy and financial markets generally, or on us or our counterparties specifically.
•Legal, regulatory and accounting developments could have an impact on our ability to operate and grow our businesses, financial condition, results of operations, competitive position, and reputation. Reputational impacts could affect matters such as business generation and retention, liquidity, funding, and the ability to attract and retain talent. These developments could include:
◦Changes resulting from the current U.S. presidential administration, including legislative and regulatory reforms, different approaches to supervisory or enforcement priorities, changes affecting oversight of the financial services industry, regulatory obligations or restrictions, consumer protection, taxes, employee benefits, compensation practices, pension, bankruptcy and other industry aspects, and changes in accounting policies and principles.
◦Changes to regulations or accounting standards governing bank capital requirements, loan loss reserves and liquidity standards.
◦Unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries. These matters may result in monetary judgments or settlements or other remedies, including fines, penalties, restitution or alterations in our business practices, and in additional expenses and collateral costs, and may cause reputational harm to FNB.
◦Results of the regulatory examination and supervision process, including our failure to satisfy requirements imposed by the federal bank regulatory agencies or other governmental agencies.
◦Business and operating results are affected by our ability to effectively identify and manage risks inherent in our businesses, including, where appropriate, through effective use of policies, processes systems and controls, third-party insurance, derivatives, and capital and liquidity management techniques.
◦The impact on our financial condition, results of operations, financial disclosures and future business strategies related to the impact on the allowance for credit losses due to changes in forecasted macroeconomic conditions as a result of applying the “current expected credit loss” accounting standard, or CECL.
◦A failure or disruption in or breach of our operational or security systems or infrastructure, or those of third parties, including as a result of cyber-attacks or campaigns.
•The COVID-19 pandemic and the federal, state, and local regulatory and governmental actions implemented in response to COVID-19 have resulted in increased volatility of the financial markets and national and local economic conditions, supply chain challenges, rising inflationary pressures, increased levels of unemployment and business failures, and the potential to have a material impact on, among other things, our business, financial condition, results of operations, liquidity, or on our management, employees, customers and critical vendors and suppliers. In view of the many unknowns associated with the COVID-19 pandemic, our forward-looking statements continue to be subject to various conditions that may be substantially different in the future than what we are currently experiencing or expecting, including, but not limited to, a prolonged recovery of the U.S. economy and labor market and the possible change in commercial and consumer customer fundamentals, expectations and sentiments. As a result of the COVID-19 impact, including uncertainty regarding the potential impact of continuing variant mutations of the virus, U.S. government responsive measures to manage it or provide financial relief, the uncertainty regarding its duration and the success of vaccination efforts, it is possible the pandemic may have a material adverse impact on our business, operations and financial performance.
•We grow our business, in part, through acquisitions and new strategic initiatives. Risks and uncertainties include those presented by the nature of the business acquired and strategic initiative, including in some cases those associated with our entry into new businesses or new geographic or other markets and risks resulting from our unfamiliarity with those new areas, as well as risks and various uncertainties related to the acquisition transactions themselves, regulatory issues, and the integration of the acquired businesses into FNB after closing. Many of these risks and uncertainties were present in our January 2022 acquisition and integration of Howard Bancorp, Inc., including its banking subsidiary, Howard Bank.

The risks identified here are not exclusive or the types of risks FNB may confront and actual results may differ materially from those expressed or implied as a result of these risks and uncertainties, including, but not limited to, the risk factors and other uncertainties described under Item 1A Risk Factors and the Risk Management sections of our 2021 Annual Report on Form 10-K, our subsequent 2022 Quarterly Reports on Form 10-Q (including the risk factors and risk management discussions) and our other 2022 filings with the SEC, which are available on our corporate website at https://www.fnb-online.com/about-us/

investor-information/reports-and-filings or the SEC’s website at www.sec.gov. More specifically, our forward-looking statements may be subject to the evolving risks and uncertainties related to the COVID-19 pandemic and its macro-economic impact and the resulting governmental, business and societal responses to it. We have included our web address as an inactive textual reference only. Information on our website is not part of our SEC filings.

Conference Call
F.N.B. Corporation (NYSE: FNB) announced the financial results for the first quarter of 2022 on Monday, April 18, 2022. Chairman, President and Chief Executive Officer, Vincent J. Delie, Jr., Chief Financial Officer, Vincent J. Calabrese, Jr., and Chief Credit Officer, Gary L. Guerrieri, plan to host a conference call to discuss the Company’s financial results on Tuesday, April 19, 2022, at 8:30 AM ET.

Participants are encouraged to pre-register for the conference call at https://dpregister.com/10164719. Callers who pre-register will be provided a conference passcode and unique PIN to bypass the live operator and gain immediate access to the call. Participants may pre-register at any time, including up to and after the call start time.

Dial-in Access: The conference call may be accessed by dialing (844) 802-2440 (for domestic callers) or (412) 317-5133 (for international callers). Participants should ask to be joined into the F.N.B. Corporation call.

Webcast Access: The audio-only call and related presentation materials may be accessed via webcast through the “About Us” tab of the Corporation’s website at www.fnbcorporation.com and clicking on “Investor Relations” then “Investor Conference Calls.” Access to the live webcast will begin approximately 30 minutes prior to the start of the call.

Presentation Materials: Presentation slides and the earnings release will also be available on the Corporation’s website at www.fnbcorporation.com, by accessing the “About Us” tab and clicking on “Investor Relations" then "Investor Conference Calls."

A replay of the call will be available shortly after the completion of the call until midnight ET on Tuesday, April 26, 2022. The replay can be accessed by dialing (877) 344-7529 (for domestic callers) or (412) 317-0088 (for international callers); the conference replay access code is 5454350. Following the call, a link to the webcast and the related presentation materials will be posted to the "Investor Relations" section of F.N.B. Corporation's website at www.fnbcorporation.com.

About F.N.B. Corporation
F.N.B. Corporation (NYSE: FNB), headquartered in Pittsburgh, Pennsylvania, is a diversified financial services company operating in seven states and the District of Columbia. FNB’s market coverage spans several major metropolitan areas including: Pittsburgh, Pennsylvania; Baltimore, Maryland; Cleveland, Ohio; Washington, D.C.; Charlotte, Raleigh, Durham and the Piedmont Triad (Winston-Salem, Greensboro and High Point) in North Carolina; and Charleston, South Carolina. The Company has total assets of $42 billion and more than 340 banking offices throughout Pennsylvania, Ohio, Maryland, West Virginia, North Carolina, South Carolina, Washington, D.C. and Virginia.

FNB provides a full range of commercial banking, consumer banking and wealth management solutions through its subsidiary network which is led by its largest affiliate, First National Bank of
Pennsylvania, founded in 1864. Commercial banking solutions include corporate banking, small business banking, investment real estate financing, government banking, business credit, capital markets and lease financing. The consumer banking segment provides a full line of consumer banking products and services, including deposit products, mortgage lending, consumer lending and a complete suite of mobile and online banking services. FNB's wealth management services include asset management, private banking and insurance.

The common stock of F.N.B. Corporation trades on the New York Stock Exchange under the symbol "FNB" and is included in Standard & Poor's MidCap 400 Index with the Global Industry Classification Standard (GICS) Regional Banks Sub-Industry Index. Customers, shareholders and investors can learn more about this regional financial institution by visiting the F.N.B. Corporation website at www.fnbcorporation.com.

###
Analyst/Institutional Investor Contact:
Lisa Constantine, 412-385-4773
constantinel@fnb-corp.com

Media Contact:
Jennifer Reel, 724-983-4856, 724-699-6389 (cell)
reel@fnb-corp.com

F.N.B. CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)				% Variance
				1Q22	1Q22
	1Q22	4Q21	1Q21	4Q21	1Q21
Interest Income
Loans and leases, including fees	$221,323	$214,420	$221,382	3.2	—
Securities:
Taxable	24,023	21,910	22,107	9.6	8.7
Tax-exempt	6,727	7,000	7,560	(3.9)	(11.0)
Other	1,507	1,422	423	6.0	256.3
Total Interest Income	253,580	244,752	251,472	3.6	0.8
Interest Expense
Deposits	7,685	9,155	15,245	(16.1)	(49.6)
Short-term borrowings	5,802	6,420	7,040	(9.6)	(17.6)
Long-term borrowings	6,017	5,901	6,264	2.0	(3.9)
Total Interest Expense	19,504	21,476	28,549	(9.2)	(31.7)
Net Interest Income	234,076	223,276	222,923	4.8	5.0
Provision for credit losses	17,959	(2,350)	5,911	864.2	203.8
Net Interest Income After Provision for Credit Losses	216,117	225,626	217,012	(4.2)	(0.4)
Non-Interest Income
Service charges	31,515	32,462	27,831	(2.9)	13.2
Trust services	10,349	9,534	9,083	8.5	13.9
Insurance commissions and fees	7,605	5,334	7,185	42.6	5.8
Securities commissions and fees	5,691	5,377	5,618	5.8	1.3
Capital markets income	7,127	9,547	7,712	(25.3)	(7.6)
Mortgage banking operations	6,667	5,955	15,733	12.0	(57.6)
Dividends on non-marketable equity securities	2,150	2,072	2,276	3.8	(5.5)
Bank owned life insurance	2,642	3,873	2,948	(31.8)	(10.4)
Net securities gains	—	—	41	—	(100.0)
Other	4,576	4,834	4,378	(5.3)	4.5
Total Non-Interest Income	78,322	78,988	82,805	(0.8)	(5.4)
Non-Interest Expense
Salaries and employee benefits	112,189	104,053	107,303	7.8	4.6
Net occupancy	18,189	12,996	16,163	40.0	12.5
Equipment	18,005	18,119	17,030	(0.6)	5.7
Amortization of intangibles	3,227	3,021	3,050	6.8	5.8
Outside services	17,033	17,090	16,929	(0.3)	0.6
Marketing	3,256	3,726	3,441	(12.6)	(5.4)
FDIC insurance	4,574	4,449	4,844	2.8	(5.6)
Bank shares and franchise taxes	4,027	1,690	3,779	138.3	6.6
Merger-related	28,629	824	—	3,374.4	—
Other	18,297	15,612	12,323	17.2	48.5
Total Non-Interest Expense	227,426	181,580	184,862	25.2	23.0
Income Before Income Taxes	67,013	123,034	114,955	(45.5)	(41.7)
Income taxes	14,015	24,567	21,720	(43.0)	(35.5)
Net Income	52,998	98,467	93,235	(46.2)	(43.2)
Preferred stock dividends	2,010	2,011	2,010	—	—
Net Income Available to Common Stockholders	$50,988	$96,456	$91,225	(47.1)	(44.1)
Earnings per Common Share
Basic	$0.15	$0.30	$0.28	(50.0)	(46.4)
Diluted	0.15	0.30	0.28	(50.0)	(46.4)
Cash Dividends per Common Share	0.12	0.12	0.12	—	—

F.N.B. CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in millions)				% Variance
				1Q22	1Q22
	1Q22	4Q21	1Q21	4Q21	1Q21
Assets
Cash and due from banks	$436	$337	$339	29.4	28.6
Interest-bearing deposits with banks	3,421	3,156	2,329	8.4	46.9
Cash and Cash Equivalents	3,857	3,493	2,668	10.4	44.6
Securities available for sale	3,446	3,426	3,166	0.6	8.8
Securities held to maturity	3,513	3,463	3,043	1.4	15.4
Loans held for sale	253	295	185	(14.2)	36.8
Loans and leases, net of unearned income	26,839	24,968	25,532	7.5	5.1
Allowance for credit losses on loans and leases	(371)	(344)	(362)	7.8	2.5
Net Loans and Leases	26,468	24,624	25,170	7.5	5.2
Premises and equipment, net	394	345	330	14.2	19.4
Goodwill	2,434	2,262	2,262	7.6	7.6
Core deposit and other intangible assets, net	59	42	51	40.5	15.7
Bank owned life insurance	627	546	549	14.8	14.2
Other assets	971	1,017	1,051	(4.5)	(7.6)
Total Assets	$42,022	$39,513	$38,475	6.3	9.2
Liabilities
Deposits:
Non-interest-bearing demand	$11,729	$10,789	$9,935	8.7	18.1
Interest-bearing demand	15,256	14,409	13,684	5.9	11.5
Savings	3,970	3,669	3,351	8.2	18.5
Certificates and other time deposits	2,949	2,859	3,384	3.1	(12.9)
Total Deposits	33,904	31,726	30,354	6.9	11.7
Short-term borrowings	1,425	1,536	1,687	(7.2)	(15.5)
Long-term borrowings	713	682	1,091	4.5	(34.6)
Other liabilities	541	419	369	29.1	46.6
Total Liabilities	36,583	34,363	33,501	6.5	9.2
Stockholders' Equity
Preferred stock	107	107	107	—	—
Common stock	4	3	3	33.3	33.3
Additional paid-in capital	4,560	4,109	4,099	11.0	11.2
Retained earnings	1,118	1,110	921	0.7	21.4
Accumulated other comprehensive loss	(202)	(62)	(51)	225.8	296.1
Treasury stock	(148)	(117)	(105)	26.5	41.0
Total Stockholders' Equity	5,439	5,150	4,974	5.6	9.3
Total Liabilities and Stockholders' Equity	$42,022	$39,513	$38,475	6.3	9.2

F.N.B. CORPORATION AND SUBSIDIARIES	1Q22			4Q21			1Q21
(Unaudited)		Interest			Interest			Interest
(Dollars in thousands)	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing deposits with banks	$3,105,599	$1,507	0.20%	$3,684,366	$1,422	0.15%	$1,557,342	$423	0.11%
Taxable investment securities (2)	5,930,948	23,785	1.60	5,422,463	21,674	1.60	4,916,772	21,917	1.78
Non-taxable investment securities (1)	1,025,284	8,732	3.41	1,064,454	9,071	3.41	1,127,197	9,721	3.45
Loans held for sale	259,362	2,392	3.70	288,287	2,538	3.52	164,374	1,493	3.64
Loans and leases (1) (3)	26,238,804	219,762	3.39	24,734,455	212,774	3.42	25,452,831	220,777	3.51
Total Interest Earning Assets (1)	36,559,997	256,178	2.83	35,194,025	247,479	2.80	33,218,516	254,331	3.09
Cash and due from banks	410,716			417,424			369,866
Allowance for credit losses	(360,392)			(353,410)			(369,792)
Premises and equipment	378,090			342,743			333,315
Other assets	4,132,660			3,918,224			4,074,810
Total Assets	$41,121,071			$39,519,006			$37,626,715
Liabilities
Deposits:
Interest-bearing demand	$14,919,488	3,416	0.09	$14,411,196	3,749	0.10	$13,357,111	5,539	0.17
Savings	3,875,020	143	0.01	3,585,515	154	0.02	3,280,324	172	0.02
Certificates and other time	2,944,377	4,126	0.57	2,954,879	5,252	0.71	3,516,533	9,534	1.10
Total interest-bearing deposits	21,738,885	7,685	0.14	20,951,590	9,155	0.17	20,153,968	15,245	0.31
Short-term borrowings	1,509,971	5,802	1.56	1,574,226	6,420	1.62	1,819,822	7,040	1.57
Long-term borrowings	709,817	6,017	3.44	766,288	5,901	3.06	1,093,036	6,264	2.32
Total Interest-Bearing Liabilities	23,958,673	19,504	0.33	23,292,104	21,476	0.37	23,066,826	28,549	0.50
Non-interest-bearing demand deposits	11,255,917			10,730,981			9,213,181
Total Deposits and Borrowings	35,214,590		0.22	34,023,085		0.25	32,280,007		0.36
Other liabilities	457,587			384,768			385,016
Total Liabilities	35,672,177			34,407,853			32,665,023
Stockholders' Equity	5,448,894			5,111,153			4,961,692
Total Liabilities and Stockholders' Equity	$41,121,071			$39,519,006			$37,626,715
Net Interest Earning Assets	$12,601,324			$11,901,921			$10,151,690
Net Interest Income (FTE) (1)		236,674			226,003			225,782
Tax Equivalent Adjustment		(2,598)			(2,727)			(2,859)
Net Interest Income		$234,076			$223,276			$222,923
Net Interest Spread			2.50%			2.43%			2.59%
Net Interest Margin (1)			2.61%			2.55%			2.75%

(1)	The net interest margin and yield on earning assets (all non-GAAP measures) are presented on a fully taxable equivalent (FTE) basis, which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21%.
(2)	The average balances and yields earned on taxable investment securities are based on historical cost.
(3)	Average balances for loans include non-accrual loans. Loans and leases consist of average total loans and leases less average unearned income. The amount of loan fees included in interest income is immaterial.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)

	1Q22	4Q21	1Q21
Performance Ratios
Return on average equity	3.94%	7.64%	7.62%
Return on average tangible equity (1)	7.50	14.26	14.66
Return on average tangible common equity (1)	7.49	14.53	14.95
Return on average assets	0.52	0.99	1.00
Return on average tangible assets (1)	0.58	1.08	1.10
Net interest margin (FTE) (2)	2.61	2.55	2.75
Yield on earning assets (FTE) (2)	2.83	2.80	3.09
Cost of interest-bearing deposits	0.14	0.17	0.31
Cost of interest-bearing liabilities	0.33	0.37	0.50
Cost of funds	0.22	0.25	0.36
Efficiency ratio (1)	60.66	58.10	58.67
Effective tax rate	20.91	19.97	18.89
Pre-provision net revenue (reported) / average tangible common equity (1)	11.89	17.74	19.30
Pre-provision net revenue (operating) / average tangible common equity (1)	16.48	17.87	19.30
Capital Ratios
Equity / assets (period end)	12.94	13.03	12.93
Common equity / assets (period end)	12.69	12.76	12.65
Common equity tier 1 (3)	10.0	9.9	10.0
Leverage ratio	8.28	7.99	7.88
Tangible equity / tangible assets (period end) (1)	7.45	7.65	7.36
Tangible common equity / tangible assets (period end) (1)	7.18	7.36	7.06
Common Stock Data
Average diluted common shares outstanding	348,926,046	323,024,522	324,744,859
Period end common shares outstanding	350,911,030	318,933,492	318,696,426
Book value per common share	$15.19	$15.81	$15.27
Tangible book value per common share (1)	8.09	8.59	8.01
Dividend payout ratio (common)	83.74%	40.20%	42.78%

(1)	See non-GAAP financial measures section of this Press Release for additional information relating to the calculation of this item.
(2)	The net interest margin and yield on earning assets (all non-GAAP measures) are presented on a fully taxable equivalent (FTE) basis, which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21%.
(3)
March 31, 2022 Common Equity Tier 1 ratio is an estimate and reflects the election of a five-year transition to delay the full impact of CECL on regulatory capital for two years, followed by a three-year transition period.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
(Dollars in millions)
				% Variance
				1Q22	1Q22
	1Q22	4Q21	1Q21	4Q21	1Q21
Balances at period end
Loans and Leases:
Commercial real estate	$10,746	$9,899	$9,799	8.6	9.7
Commercial and industrial (1)	6,220	5,977	7,401	4.1	(16.0)
Commercial leases	471	495	471	(4.8)	—
Other	144	94	25	53.2	476.0
Commercial loans and leases	17,581	16,465	17,696	6.8	(0.6)
Direct installment	2,568	2,376	2,025	8.1	26.8
Residential mortgages	4,188	3,654	3,329	14.6	25.8
Indirect installment	1,216	1,227	1,201	(0.9)	1.2
Consumer LOC	1,286	1,246	1,281	3.2	0.4
Consumer loans	9,258	8,503	7,836	8.9	18.1
Total loans and leases	$26,839	$24,968	$25,532	7.5	5.1
Note: Loans held for sale were $253, $295 and $185 at 1Q22, 4Q21, and 1Q21, respectively.
(1) PPP loans were $179.6 million, $336.6 million and $2.5 billion at 1Q22, 4Q21 and 1Q21, respectively.
				% Variance
Average balances				1Q22	1Q22
Loans and Leases:	1Q22	4Q21	1Q21	4Q21	1Q21
Commercial real estate	$10,558	$9,781	$9,733	7.9	8.5
Commercial and industrial (1)	6,098	5,968	7,308	2.2	(16.5)
Commercial leases	482	488	476	(1.3)	1.2
Other	113	95	58	19.3	95.5
Commercial loans and leases	17,252	16,333	17,575	5.6	(1.8)
Direct installment	2,480	2,309	2,011	7.4	23.3
Residential mortgages	4,016	3,623	3,361	10.8	19.5
Indirect installment	1,214	1,228	1,206	(1.1)	0.7
Consumer LOC	1,276	1,241	1,300	2.8	(1.8)
Consumer loans	8,987	8,402	7,878	7.0	14.1
Total loans and leases	$26,239	$24,734	$25,453	6.1	3.1
(1) PPP average loans were $252.3 million, $502.8 million and $2.3 billion at 1Q22, 4Q21 and 1Q21, respectively.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)				% Variance
(Dollars in millions)				1Q22	1Q22
Asset Quality Data	1Q22	4Q21	1Q21	4Q21	1Q21
Non-Performing Assets
Non-performing loans	$102	$88	$157	15.9	(35.0)
Other real estate owned (OREO)	8	8	9	—	(11.1)
Non-performing assets	$110	$96	$166	14.6	(33.7)
Non-performing loans / total loans and leases	0.38%	0.35%	0.62%
Non-performing loans + 90 days past due + OREO / total loans and leases + OREO	0.44	0.41	0.68
Delinquency
Loans 30-89 days past due	$68	$59	$38	15.3	78.9
Loans 90+ days past due	9	6	10	50.0	(10.0)
Non-accrual loans	102	88	157	15.9	(35.0)
Past due and non-accrual loans	$179	$153	$205	17.0	(12.7)
Past due and non-accrual loans / total loans and leases	0.66%	0.61%	0.80%

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)				% Variance
(Dollars in millions)				1Q22	1Q22
Allowance on Loans and Leases and Allowance for Unfunded Loan Commitments Rollforward	1Q22	4Q21	1Q21	4Q21	1Q21
Allowance for Credit Losses on Loans and Leases
Balance at beginning of period	$344.3	$349.3	$363.1	(1.4)	(5.2)
Provision for credit losses	18.2	(3.5)	6.1	614.6	200.7
Net loan (charge-offs)/recoveries	(1.9)	(1.4)	(7.1)	32.9	(73.5)
Allowance for purchased credit deteriorated (PCD) loans and leases at acquisition	10.0	—	—
Allowance for credit losses on loans and leases	$370.6	$344.3	$362.0	7.7	2.4
Allowance for Unfunded Loan Commitments
Allowance for unfunded loan commitments balance at beginning of period	$19.2	$18.0	$13.7	6.7	40.2
Provision (reduction in allowance) for unfunded loan commitments / other adjustments	(0.3)	1.2	(0.2)	(128.4)	123.7
Allowance for unfunded loan commitments	$18.8	$19.2	$13.5	(1.8)	39.3
Total allowance for credit losses on loans and leases and allowance for unfunded loan commitments	$389.5	$363.4	$375.5	7.2	3.7
Allowance for credit losses on loans and leases / total loans and leases	1.38%	1.38%	1.42%
Allowance for credit losses on loans and leases / total non-performing loans	365.0	391.9	229.8
Net loan charge-offs (annualized) / total average loans and leases	0.03	0.02	0.11

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES AND KEY PERFORMANCE INDICATORS TO GAAP
We believe the following non-GAAP financial measures provide information useful to investors in understanding our operating performance and trends, and facilitate comparisons with the performance of our peers. The non-GAAP financial measures we use may differ from the non-GAAP financial measures other financial institutions use to measure their results of operations. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with U.S. GAAP. The following tables summarize the non-GAAP financial measures included in this press release and derived from amounts reported in our financial statements.
				% Variance
				1Q22	1Q22
	1Q22	4Q21	1Q21	4Q21	1Q21
Operating net income available to common stockholders:
(Dollars in thousands)
Net income available to common stockholders	$50,988	$96,456	$91,225
Merger-related expense	28,629	824	—
Tax benefit of merger-related expense	(6,012)	(173)	—
Provision expense related to acquisition	19,127	—	—
Tax benefit of provision expense related to acquisition	(4,017)	—	—
Branch consolidation costs	4,178	—	—
Tax benefit of branch consolidation costs	(877)	—	—
Operating net income available to common stockholders (non-GAAP)	$92,016	$97,107	$91,225	(5.2)	0.9

Operating earnings per diluted common share:
Earnings per diluted common share	$0.15	$0.30	$0.28
Merger-related expense	0.08	—	—
Tax benefit of merger-related expense	(0.02)	—	—
Provision expense related to acquisition	0.05	—	—
Tax benefit of provision expense related to acquisition	(0.01)	—	—
Branch consolidation costs	0.01	—	—
Tax benefit of branch consolidation costs	—	—	—
Operating earnings per diluted common share (non-GAAP)	$0.26	$0.30	$0.28	(13.3)	(7.1)

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)

	1Q22	4Q21	1Q21
Return on average tangible equity:
(Dollars in thousands)
Net income (annualized)	$214,935	$390,657	$378,118
Amortization of intangibles, net of tax (annualized)	10,339	9,467	9,773
Tangible net income (annualized) (non-GAAP)	$225,274	$400,124	$387,891

Average total stockholders' equity	$5,448,894	$5,111,153	$4,961,692
Less: Average intangible assets (1)	(2,444,395)	(2,305,907)	(2,315,012)
Average tangible stockholders' equity (non-GAAP)	$3,004,499	$2,805,246	$2,646,680

Return on average tangible equity (non-GAAP)	7.50%	14.26%	14.66%
Return on average tangible common equity:
(Dollars in thousands)
Net income available to common stockholders (annualized)	$206,787	$382,678	$369,970
Amortization of intangibles, net of tax (annualized)	10,339	9,467	9,773
Tangible net income available to common stockholders (annualized) (non-GAAP)	$217,126	$392,145	$379,743

Average total stockholders' equity	$5,448,894	$5,111,153	$4,961,692
Less: Average preferred stockholders' equity	(106,882)	(106,882)	(106,882)
Less: Average intangible assets (1)	(2,444,395)	(2,305,907)	(2,315,012)
Average tangible common equity (non-GAAP)	$2,897,617	$2,698,364	$2,539,798

Return on average tangible common equity (non-GAAP)	7.49%	14.53%	14.95%
Operating return on average tangible common equity:
(Dollars in thousands)
Operating net income available to common stockholders (annualized)	$373,176
Amortization of intangibles, net of tax (annualized)	10,339
Tangible operating net income available to common stockholders (annualized) (non-GAAP)	$383,515

Average total stockholders' equity	$5,448,894
Less: Average preferred stockholders' equity	(106,882)
Less: Average intangible assets (1)	(2,444,395)
Average tangible common equity (non-GAAP)	$2,897,617

Operating return on average tangible common equity (non-GAAP)	13.24%
(1) Excludes loan servicing rights.
Return on average tangible assets:
(Dollars in thousands)
Net income (annualized)	$214,935	$390,657	$378,118
Amortization of intangibles, net of tax (annualized)	10,339	9,467	9,773
Tangible net income (annualized) (non-GAAP)	$225,274	$400,124	$387,891

Average total assets	$41,121,071	$39,519,006	$37,626,715
Less: Average intangible assets (1)	(2,444,395)	(2,305,907)	(2,315,012)
Average tangible assets (non-GAAP)	$38,676,676	$37,213,099	$35,311,703

Return on average tangible assets (non-GAAP)	0.58%	1.08%	1.10%
(1) Excludes loan servicing rights.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)

	1Q22	4Q21	1Q21
Tangible book value per common share:
(Dollars in thousands, except per share data)
Total stockholders' equity	$5,438,595	$5,149,864	$4,973,676
Less: Preferred stockholders' equity	(106,882)	(106,882)	(106,882)
Less: Intangible assets (1)	(2,492,359)	(2,304,410)	(2,313,478)
Tangible common equity (non-GAAP)	$2,839,354	$2,738,572	$2,553,316

Common shares outstanding	350,911,030	318,933,492	318,696,426

Tangible book value per common share (non-GAAP)	$8.09	$8.59	$8.01
Tangible equity / tangible assets (period end):
(Dollars in thousands)
Total stockholders' equity	$5,438,595	$5,149,864	$4,973,676
Less: Intangible assets (1)	(2,492,359)	(2,304,410)	(2,313,478)
Tangible equity (non-GAAP)	$2,946,236	$2,845,454	$2,660,198

Total assets	$42,021,887	$39,513,318	$38,475,371
Less: Intangible assets (1)	(2,492,359)	(2,304,410)	(2,313,478)
Tangible assets (non-GAAP)	$39,529,528	$37,208,908	$36,161,893

Tangible equity / tangible assets (period end) (non-GAAP)	7.45%	7.65%	7.36%
Tangible common equity / tangible assets (period end):
(Dollars in thousands)
Total stockholders' equity	$5,438,595	$5,149,864	$4,973,676
Less: Preferred stockholders' equity	(106,882)	(106,882)	(106,882)
Less: Intangible assets (1)	(2,492,359)	(2,304,410)	(2,313,478)
Tangible common equity (non-GAAP)	$2,839,354	$2,738,572	$2,553,316

Total assets	$42,021,887	$39,513,318	$38,475,371
Less: Intangible assets (1)	(2,492,359)	(2,304,410)	(2,313,478)
Tangible assets (non-GAAP)	$39,529,528	$37,208,908	$36,161,893

Tangible common equity / tangible assets (period end) (non-GAAP)	7.18%	7.36%	7.06%
(1) Excludes loan servicing rights.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
	1Q22	1Q21
Deposits, excluding Howard deposits (average):
(Dollars in thousands)
Deposits	$32,994,802	$29,367,149
Less: Howard deposits	(1,343,891)	—
Deposits, excluding Howard deposits (non-GAAP)	$31,650,911	$29,367,149

	1Q22	4Q21
Loans and leases, excluding PPP loans and Howard loans as of the acquisition date, excluding PPP loans (period-end):
(Dollars in thousands)
Loans and leases	$26,839,069	$24,968,702
Less: PPP loans outstanding	(179,644)	(336,578)
Less: Howard loans as of the acquisition date, excluding PPP loans outstanding	(1,767,564)	—
Loans and leases, excluding PPP loans and Howard loans as of the acquisition date, excluding PPP loans (non-GAAP)	$24,891,861	$24,632,124

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
	1Q22	4Q21	1Q21
Allowance for credit losses / loans and leases, excluding PPP loans (period-end):
(Dollars in thousands)
ACL - loans	$370,643	$344,284	$362,037
Loans and leases	$26,839,069	$24,968,702	$25,532,163
Less: PPP loans outstanding	(179,644)	(336,578)	(2,487,890)
Loans and leases, excluding PPP loans (non-GAAP)	$26,659,425	$24,632,124	$23,044,273
ACL loans / loans and leases, excluding PPP loans (non-GAAP)	1.39%	1.40%	1.57%

Non-performing loans / loans and leases, excluding PPP loans:
(Dollars in thousands)
Non-performing loans	$101,549	$87,849	$157,519
Loans and leases	$26,839,069	$24,968,702	$25,532,163
Less: PPP loans outstanding	(179,644)	(336,578)	(2,487,890)
Loans and leases, excluding PPP loans (non-GAAP)	$26,659,425	$24,632,124	$23,044,273
Non-performing loans / loans and leases, excluding PPP loans (non-GAAP)	0.38%	0.36%	0.68%

Non-performing loans + 90 days past due + OREO / loans and leases + OREO, excluding PPP loans:
(Dollars in thousands)
Non-performing loans + 90 days past due + OREO	$117,812	$102,321	$175,900
Loans and leases	$26,839,069	$24,968,702	$25,532,163
Plus: OREO	7,579	8,312	8,593
Less: PPP loans outstanding	(179,644)	(336,578)	(2,487,890)
Loans and leases + OREO, excluding PPP loans (non-GAAP)	$26,667,004	$24,640,436	$23,052,866
Non-performing loans + 90 days past due + OREO / loans and leases + OREO, excluding PPP loans (non-GAAP)	0.44%	0.41%	0.76%

Net loan charge-offs (annualized) / average loans and leases, excluding PPP loans:
(Dollars in thousands)
Net loan charge-offs (annualized)	$7,657	$5,638	$28,936
Average loans and leases	$26,238,804	$24,734,455	$25,452,831
Less: Average PPP loans outstanding	(252,338)	(502,795)	(2,286,538)
Average loans and leases, excluding PPP loans (non-GAAP)	$25,986,466	$24,231,660	$23,166,293
Net loan charge-offs (annualized) / average loans and leases, excluding PPP loans (non-GAAP)	0.03%	0.02%	0.13%

Past due and non-accrual loans, excluding PPP loans / loans and leases, excluding PPP loans:
(Dollars in thousands)
Past due and non-accrual loans	$178,299	$152,682	$205,426
Less: Past due and non-accrual loans - PPP loans	(346)	(564)	—
Past due and non-accrual loans, excluding PPP loans (non-GAAP)	$177,953	$152,118	$205,426
Loans and leases	$26,839,069	$24,968,702	$25,532,163
Less: PPP loans outstanding	(179,644)	(336,578)	(2,487,890)
Loans and leases, excluding PPP loans (non-GAAP)	$26,659,425	$24,632,124	$23,044,273
Past due and non-accrual loans, excluding PPP loans / loans and leases, excluding PPP loans (non-GAAP)	0.67%	0.62%	0.89%

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)

	1Q22	4Q21	1Q21
KEY PERFORMANCE INDICATORS
Pre-provision net revenue / average tangible common equity:
(Dollars in thousands)
Net interest income	$234,076	$223,276	$222,923
Non-interest income	78,322	78,988	82,805
Less: Non-interest expense	(227,426)	(181,580)	(184,862)
Pre-provision net revenue (as reported)	$84,972	$120,684	$120,866
Pre-provision net revenue (as reported) (annualized)	$344,608	$478,799	$490,179
Adjustments:
Add: Merger-related expense (non-interest expense)	28,629	824	—
Add: Branch consolidation costs (non-interest expense)	4,178	—	—
Pre-provision net revenue (operating) (non-GAAP)	$117,779	$121,508	$120,866
Pre-provision net revenue (operating) (annualized) (non-GAAP)	$477,659	$482,072	$490,179
Average total shareholders’ equity	$5,448,894	$5,111,153	$4,961,692
Less: Average preferred shareholders’ equity	(106,882)	(106,882)	(106,882)
Less: Average intangible assets (1)	(2,444,395)	(2,305,907)	(2,315,012)
Average tangible common equity (non-GAAP)	$2,897,617	$2,698,364	$2,539,798
Pre-provision net revenue (reported) / average tangible common equity (non-GAAP)	11.89%	17.74%	19.30%
Pre-provision net revenue (operating) / average tangible common equity (non-GAAP)	16.48%	17.87%	19.30%
(1) Excludes loan servicing rights.
Efficiency ratio (FTE):
(Dollars in thousands)
Total non-interest expense	$227,426	$181,580	$184,862
Less: Amortization of intangibles	(3,227)	(3,021)	(3,050)
Less: OREO expense	(315)	(532)	(786)
Less: Merger-related expense	(28,629)	(824)	—
Less: Branch consolidation costs	(4,178)	—	—
Adjusted non-interest expense	$191,077	$177,203	$181,026

Net interest income	$234,076	$223,276	$222,923
Taxable equivalent adjustment	2,598	2,727	2,859
Non-interest income	78,322	78,988	82,805
Less: Net securities gains	—	—	(41)
Adjusted net interest income (FTE) + non-interest income	$314,996	$304,991	$308,546

Efficiency ratio (FTE) (non-GAAP)	60.66%	58.10%	58.67%